AETNA SERIES FUND, INC.
                                   RULE 18f-3
                                MULTI-CLASS PLAN

Introduction:

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), the following sets forth the separate class arrangements and expense allocations as well as the exchange privileges of each class of shares issued by each series ("Series") comprising the Aetna Series Fund, Inc. (the "Fund"). Except as described below, each class has the same rights and obligations as each other class as required by Rule 18f-3.

Terms of the Plan:

     The Fund currently consists of the following nineteen (19) Series:

     Aetna Money Market Fund                    Aetna Mid Cap Fund
     Aetna Government Fund                      Aetna Growth and Income Fund
     Aetna Bond Fund                            Aetna Growth Fund
     Aetna High Yield Fund                      Aetna Small Company Fund
     Aetna Balanced Fund                        Aetna International Fund
     Aetna Ascent Fund                          Aetna Index Plus Large Cap Fund
     Aetna Crossroads Fund                      Aetna Index Plus Small Cap Fund
     Aetna Legacy Fund                          Aetna Index Plus Mid Cap Fund
     Aetna Value Opportunity Fund               Aetna Index Plus Bond Fund
     Aetna Real Estate Securities Fund

     Aetna International Fund, Aetna Small Company Fund, Aetna Growth Fund, Aetna Growth and Income Fund, Aetna Balanced Fund, Aetna Ascent Fund, Aetna Crossroads Fund, Aetna Legacy Fund, Aetna Real Estate Securities Fund, Aetna Mid Cap Fund and Aetna Value Opportunity Fund are collectively referred to herein as the "Equity Funds." Aetna Government Fund, Aetna Bond Fund and Aetna High Yield Fund are collectively referred to herein as the "Fixed Income Funds." Aetna Index Plus Large Cap Fund, Aetna Index Plus Bond Fund, Aetna Index Plus Mid Cap Fund and Aetna Index Plus Small Cap Fund are collectively referred to herein as the "Enhanced Index Funds."

1.   Class Designations:

     The shares are divided into three classes: Class I, Class C, and Class A.

     Class I shares are shares that are offered to:

  o  certain corporate retirement plans;
  o certain registered investment advisers having an agreement with the Funds to invest a minimum of $1 million within one year of initial purchase;
  o employees and retired employees of Aetna, Inc. and its affiliates (including members of employees' and retired persons' immediate families, board members and trustees, and their immediate families);
  o  insurance companies (including separate accounts);
  o  registered investment companies;
  o shareholders holding Select Class shares at the time such shares were redesignated as Class I shares, and their immediate family members, as long as they maintain a shareholder account;
  o bank and independent trust companies investing on behalf of their clients for which they charge trust and investment management fees;
  o  members of the Board of Directors of the Fund ("Board");
  o NASD registered representatives of Aeltus Capital or any affiliated broker-dealers (including members of their immediate families); and
  o members of such other groups as may be approved by the Fund's Board from time to time.

        Class A and Class C shares are shares that are offered to accounts not eligible to buy Class I shares.

2.   Differences in Distribution Arrangements:

        Class I shares are distributed with no sales charges, distribution fees or service fees.

        Class C shares of each Series, except Aetna Money Market Fund, are subject to a distribution fee based on the average daily net assets attributable to Class C shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.75%, except for the Enhanced Index Funds, which are subject to a distribution fee in the amount of 0.50%.

        Class C shares of each Series, except Aetna Money Market Fund, are subject to a service fee based on the average daily net assets attributable to Class C shares in the amount of 0.25%.

        Class C shares of each Series are subject to the imposition of a contingent deferred sales charge (CDSC) on redemptions made within eighteen months of purchase. The Equity

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



Funds and Fixed Income Funds impose a CDSC of 1.00%, and the Enhanced Index Funds impose a deferred sales charges of 0.75%. The CDSC is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price. There is no CDSC on redemptions of Class C shares purchased through reinvestment of dividends or capital gains distributions or shares purchased more than eighteen months prior to the redemption. In addition, there is no CDSC on Aetna Money Market Fund (Class C) redemptions unless (i) those shares were purchased through an exchange from another Series within eighteen months prior to the redemption and (ii) the original purchase of the shares exchanged was subject to a CDSC.

         Class A shares of each Series, except Aetna Money Market Fund, are subject to the imposition of a sales charge at the time of purchase. The Equity Funds, Fixed Income Funds and Enhanced Index Funds have maximum sales charges of 5.75%, 4.75% and 3.00%, respectively. Sales charges for all series decline to 0% based on discounts for volume purchases (aggregate investment in any fund for which Aeltus Investment Management, Inc. acts as investment adviser), as set forth in the table below.

                                                                    Sales Charge
                                       -------------------------------------------------------------------
Aggregate Investment                   Equity Funds         Fixed Income Funds        Enhanced Index Funds
--------------------                   ------------         ------------------        --------------------
Under $50,000                                5.75%                 4.75%                     3.00%
$50,000 but under $100,000                   4.50%                 4.50%                     2.50%
$100,000 but under $250,000                  3.50%                 3.50%                     2.00%
$250,000 but under $500,000                  2.50%                 2.50%                     1.50%
$500,000 but under $1,000,000                2.00%                 2.00%                     1.00%
$1,000,000 or more                           None                  None                      None

         Class A shares of each Series, except Aetna Money Market Fund, are subject to a distribution fee based on the average daily net assets attributable to Class A shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act, in the amount of 0.25%.

         Class A shares are not subject to a service fee.

         Class A shares purchased with an aggregate investment in the Fund's Series of less than $1,000,000 are not subject to a contingent deferred sales charge ("CDSC"). Class A shares purchased with an aggregate investment in the Fund's Series of $1,000,000 or more (including purchases made in connection with an agreement to invest $1 million or more under a Letter of Intent), may be subject to a CDSC imposed on redemptions within two years of purchase. The CDSC will apply only to shares for which a finder's fee is paid to selling broker-dealers, banks or other investment professionals having a distribution agreement with the Fund. The charge is assessed on an amount equal to the lesser of the current market value or the original cost of the shares being redeemed. Thus, there is no sales charge on increases in the net asset value of shares above the initial purchase price. There is no CDSC on redemptions of Class A shares purchased through reinvestment of dividends or capital gains distributions or shares purchased more than two years prior to the redemption. In addition, there is no CDSC on Aetna Money Market Fund (Class A) redemptions unless (i) those shares were purchased through an exchange from another Series within two years prior to the redemption and (ii) the original purchase of the shares exchanged was subject to a CDSC.

         A CDSC in the amount shown below will be imposed within the first year or second year after purchase on redemptions of such shares. In determining the number of years the shares have been held, the Fund will aggregate all purchases of Class A shares made during a month and consider them made on the first day of the month. The finders fee payable with respect to such Class A purchases shall be as follows:


    Cumulative Purchase Amount($)           Commission             CDSC
    -----------------------------           ----------             ----
    1,000,000 but under 3,000,000              1.00%          Year 1 - 1.00%
                                                              Year 2 - 0.50%
    3,000,000 but under 20,000,000             0.50%          Year 1 - 0.50%
                                                              Year 2 - 0.50%
    20,000,000 or greater                      0.25%          Year 1 - 0.25%
                                                              Year 2 - 0.25%

3.   Expense Allocation:

        In addition to the allocation of the distribution fee described above, the following expenses shall be allocated, to the extent practicable, on a class-by-class basis:

        (1) expense of administrative personnel and services required to support the shareholders of each class;
        (2) transfer agency fees payable by each class;
        (3) costs of printing the prospectuses relating to those classes;
        (4) Securities and Exchange Commission and any "Blue Sky" registration fees;
        (5) litigation or other legal expenses; and
        (6) directors' fees incurred as a result of issues related to a particular class.

        Income, realized and unrealized capital gains and losses, and expenses, other than those allocated as described in paragraph 3, above, of each Series are allocated to a particular class on the basis of the net asset value of that class in relation to the net asset value of the Series.

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



4.   Exchange Privileges:

         Each class of shares may be exchanged for shares of the same class in another Series of the Fund. Currently, shares of each class may be exchanged at the net asset value for shares of any other Series of the same class, subject to minimum investment requirements of the Series.

5.   Conversion Features:

         No class of shares of a particular Series is convertible into another class of shares of that Series.

6.   Voting Rights:

         Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Furthermore, each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

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